EXHIBIT 99.3
Automatic Monthly Deductions Authorization Agreement
FILL IN THE INFORMATION BELOW FOR STOCK PURCHASES USING AUTOMATIC MONTHLY DEDUCTIONS.
Please Print All items
1. Type of Account Checking Savings
Bank account Number
a. Name of Bank Account
Financial Institution
Branch Name
Branch Street Address
Branch City. State and Zip Code
$ ABA Number Amount of automatic deduction
PLEASE CONFIRM ITEMS 2 AND 5 WITH YOUR BANK PRIOR TO SUBMITTING THIS APPLICATION.
Name on bank account
JOHN A. DOE MARY B. DOE
123 YOUR STREET
ANYWHERE. U.S.A. 12345 03850
670
PAY TO THE
ORDER OF___$
Financial institution and branch information
DOLLARS
First National Bank of Anywhere 123 Main Street Anywhere, U.S.A. 12345
FOR___SAMPLE (NON-NEGOTIABLE)
07100013 123456789
ABA Number Bank Account Number

S-19